UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 12, 2012

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2012, the Management Development & Compensation Committee (the "Compensation Committee") of the Financial Institutions, Inc. Board of Directors (the "Board") agreed to pay Mr. John E. Benjamin an annual salary of $300,000 as compensation for his service as our Interim Chief Executive Officer. The salary is effective retroactive to August 27, 2012 and will continue in effect until such time as the Board determines. Mr. Benjamin will continue to receive director fees he would otherwise be entitled to receive for his service as a director and Chairman of the Board. The Board is continuing its search to identify qualified candidates to serve as our permanent Chief Executive Officer.

In addition, the Compensation Committee approved base salary adjustments for two of our executive officers, Richard J. Harrison, Executive Vice President and Chief Operating Officer, and Martin K. Birmingham, President and Chief of Community Banking. The compensation changes reflect compensation adjustments in light of their respective increased responsibilities after the leadership transition announced in August 2012. The Compensation Committee approved increases in Mr. Harrison’s and Mr. Birmingham’s base salaries to an annual rate of $275,000. These increases are effective retroactive to August 27, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

September 19, 2012	By:	/s/ Karl F. Krebs

Name: Karl F. Krebs
Title: Executive Vice President and Chief Financial Officer